January 10, 2014

Ur-Energy Inc.

10758 W. Centennial Road, Suite 200

Littleton, CO 80127

Dear Sirs,

Re: Registration Statement of Ur-Energy Inc.

We have acted as Canadian counsel to Ur-Energy Inc., a corporation continued under the laws of Canada (the “Corporation”) in connection with the registration of the sale by certain selling shareholders in the United States of 12,908,203 common shares, no par value, of the Corporation (the “Common Shares”) consisting of (i) 4,709,089 Common Shares (the “Shares”) and (ii) 8,199,114 Common Shares issuable upon the exercise of certain warrants pursuant to a Registration Statement on Form S-3 dated January 10, 2014 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Corporation. We have assumed the authenticity of all the documents presented to us as originals.

On December 19, 2013, the Corporation completed a private placement of the Shares and warrants exercisable for 2,354,547 Common Shares, at an exercise price of US$1.35 per share with an expiry of December 19, 2016 (the “PP Warrants”). Additionally, warrants exercisable for 4,294,167 Common Shares, at an exercise price of Cdn$1.20 per share with an expiry on June 24, 2018, were issued to RMB Australia Holdings Ltd. (“RMBAH”) in connection with an amendment and restatement agreement - facility agreement dated June 24, 2013 (“RMB June Warrants”) and warrants for an additional 3,100,800 Common Shares, with an exercise price of Cdn$1.25 per share with an expiry on August 27, 2018, to RMBAH in connection with the facility agreement dated August 27, 2013 (the “Second Facility Agreement”), which number of warrants were reduced to warrants for 1,550,400 Common Shares (the “RMB August Warrants”) because of the repayment by the Corporation of amounts outstanding under the Second Facility Agreement.

Based on the foregoing and having regard to the legal considerations which we deemed relevant (i) we are the opinion that the Shares of the Corporation have been validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation, (ii) we are of the opinion that the 2,354,547 Common Shares when issued by the Corporation upon the due exercise of the PP Warrants in accordance with the terms of the PP Warrants and upon payment to the Corporation of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares of the Corporation, (iii) we are of the opinion that the 4,294,167 Common Shares when issued by the Corporation upon the due exercise of the RMB June Warrants in accordance with the terms of the RMB June Warrants and upon payment to the Corporation of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares of the Corporation, and (iv) we are of the opinion that the 1,550,400 Common Shares when issued by the Corporation upon the due exercise of the RMB August Warrants in accordance with the terms of the RMB August Warrants and upon payment to the Corporation of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares of the Corporation.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is being delivered in connection with the filing of the Registration Statement described herein and must not be relied upon in connection with any other matter or transaction without our prior written consent, or quoted from or referred to in any other documents or furnished (either in it is original form or by copy) to any other party. We undertake no duty to update or supplement this opinion to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours very truly,

/s/ Fasken Martineau DuMoulin LLP